PRESS RELEASE
FOR IMMEDIATE RELEASE
MEDIA CONTACT:
David Jones
Chief Financial Officer
865-293-5522
Team Health, Inc. Announces the Determination of the Consideration for its
9% Senior Subordinated Notes due 2012
Knoxville, Tenn-November 7, 2005-Team Health, Inc. announced today the determination of the consideration payable in its previously announced cash tender offer for any and all of its outstanding 9% Senior Subordinated Notes due 2012 (the “Notes”), and the related consent solicitation under the Offer to Purchase and Consent Solicitation Statement dated October 25, 2005 (the “Offer to Purchase”) and the related Letter of Transmittal and Consent.
The total consideration for the Notes (the “Total Consideration”), which will be payable in respect of the Notes that are accepted for payment and that were validly tendered and not withdrawn on or prior to the Consent Date (as defined below), will be $1,122.72 per $1,000 principal amount of the Notes, which includes a $30.00 payment (a “Consent Payment”), payable only in respect of Notes that are tendered with consents on or prior to the Consent Date. In addition, holders will be paid accrued and unpaid interest on the tendered Notes up to, but not including, the settlement date.
The Total Consideration for the Notes was determined as of 2:00 p.m., New York City time, today and is calculated based in part on the yield on the 5-5/8% U.S. Treasury Note due May 15, 2008 (the “Reference Security”). The Reference Security Yield and the Tender Offer Yield to calculate the Total Consideration are 4.51% and 5.26%, respectively. The Total Consideration for each $1,000 principal amount of Notes validly tendered prior to the Consent Date will be equal to the sum of: (a) $3.75 and (b) $1,118.97, the present value of scheduled payments on the Notes based on a fixed spread pricing formula, which is calculated to the First Scheduled Call Date as defined in the Offer to Purchase, utilizing a yield equal to the Reference Security, plus 75 basis points, namely the Tender Offer Yield. The detailed methodology for calculating the Total Consideration for Notes is outlined in the Offer to Purchase.
The consent solicitation will expire at 5:00 p.m., New York City time, tomorrow, November 8, 2005, unless earlier terminated or extended (such date and time, as the same may be extended, the “Consent Date”). Holders who tender their Notes must consent to the proposed amendments. Tendered Notes may not be withdrawn and consents may not be revoked after the Consent Date.

Holders who validly tender their Notes by the Consent Date will be eligible to receive the Total Consideration. Holders who validly tender their Notes after the Consent Date, and on or prior to the Expiration Date will be eligible to receive the Tender Offer Consideration, which consists of the Total Consideration less the Consent Payment of $30.00 per $1,000 principal amount.
J.P. Morgan Securities Inc. and Merrill Lynch, Pierce, Fenner & Smith Incorporated are the Dealer Managers and Solicitation Agents for the tender offer and the consent solicitation and can be contacted at (212) 270-1509 (collect) and (888) 654-8637, respectively. Global Bondholder Services is the Information Agent and the Depositary for the tender offer and the consent solicitation and can be contacted at (212) 430-3774 (collect) or toll free at (866) 470-4300.
About Team Health, Inc.
Founded in 1979, TeamHealth is headquartered in Knoxville, Tennessee. TeamHealth is affiliated with 5,000 healthcare professionals who provide emergency medicine, radiology, anesthesia, hospitalist, urgent care and pediatric staffing and management services to approximately 490 civilian and military hospitals, surgical centers, and clinics in 44 states.
This communication is for informational purposes only. It is not intended as an offer or solicitation for the purchase or sale of any financial instrument or as an official confirmation of any transaction. Any comments or statements made herein do not necessarily reflect those of J.P. Morgan Securities Inc., Merrill Lynch, Pierce, Fenner & Smith Incorporated, Global Bondholder Services, or their respective subsidiaries and affiliates.